Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF TRUST

OF

ENDURO ROYALTY TRUST

Enduro Royalty Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), certifies that:

1.                                      The name of the Trust is Enduro Royalty Trust. The Trust’s original Certificate of Trust was filed with the Secretary of State of the State of Delaware on May 3, 2011.

2.                                      This Certificate of Amendment of the Certificate of Trust has been duly adopted by the undersigned in accordance with the applicable provisions of Section 3810 of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

3.                                      Section 1 of the Certificate of Trust is hereby amended to read in its entirety as follows:

“1.                                Name. The name of the statutory trust formed by this Certificate of Trust is Permianville Royalty Trust.”

4.                                      The foregoing amendment shall be effective on September 14, 2018.

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IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as trustee of the Trust

By:	/s/ Clarice Wright
	Name:	Clarice Wright
	Title:	Assistant Vice President